Exhibit 99.2
CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Closes $3.6B Credit Facility for Sabine Pass Liquefaction Project

Houston, Texas - July 31, 2012 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) announced today that Sabine Pass Liquefaction, LLC (“Sabine Liquefaction”) closed on a credit facility (“Credit Facility”) that will be used to fund the costs of developing, constructing and placing into service the first two liquefaction trains of the Sabine Pass liquefaction project (the “Liquefaction Project”).  The Credit Facility was upsized to an aggregate $3.6 billion and is held by a syndicate of eleven joint lead arrangers and ten additional banks and financial institutions.  The closing of the Credit Facility completes the debt financing necessary to construct the first two trains of the Liquefaction Project.
As previously announced, our Board of Directors has made a positive final investment decision (“FID”) for the development and construction of the first two liquefaction trains subject to the closing of the debt financing, funding of the initial equity investment by Blackstone Energy Partners L.P., Blackstone Capital Partners VI L.P., and certain affiliates (collectively, "Blackstone"), and funding of the remaining equity investment by Cheniere Energy, Inc. (“CEI”).  Cheniere Partners has now completed the debt financing and has received the remaining $333 million of funding through the purchase of 22.2 million Class B units by CEI.  Cheniere Partners will issue a full notice to proceed to Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") upon the receipt of initial funding from Blackstone.
The Credit Facility will mature on the earlier of July 31, 2019 or the second anniversary of the Liquefaction Project completion date.  The interest rate is LIBOR plus 350 basis points during construction and then steps up to LIBOR plus 375 basis points during operation.  Sabine Liquefaction, the borrower under the Credit Facility, will maintain interest rate protection agreements with respect to at least 75% of its senior secured debt.
Société Générale acted as sole and exclusive financial advisor to Sabine Liquefaction in connection with the Credit Facility.

Additional Information
Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana.  The Sabine Pass terminal has regasification and send-out capacity of 4.0 billion cubic feet per day (Bcf/d) and storage capacity of 16.9 billion cubic feet equivalent (Bcfe).  Cheniere Partners is developing a project to add liquefaction and export capabilities adjacent to the existing infrastructure at the Sabine Pass LNG terminal. As currently contemplated, the Liquefaction Project is being designed and permitted for up to four modular LNG trains, each with a nominal capacity of approximately 4.5 mtpa.  The Liquefaction Project is expected to be constructed with each LNG train commencing operations approximately six to nine months after the previous train.  In November 2011, Sabine Liquefaction entered into a lump sum turnkey contract for the engineering, procurement and construction of the first two trains of the project with Bechtel Oil, Gas and Chemicals, Inc.  Sabine Liquefaction has also entered into four long-term customer sale and purchase agreements (“SPAs”) for a total of 16.0 mtpa of LNG volumes, which represents approximately 89 percent of the nominal LNG volumes.  The customers include BG Gulf Coast LNG, LLC (“BG”) for 5.5 mtpa, Gas Natural Fenosa for 3.5 mtpa, KOGAS for 3.5 mtpa and GAIL (India) Ltd. for 3.5 mtpa. In addition, Sabine Liquefaction has entered into a SPA with Cheniere Marketing, LLC for up to approximately 2.0 mtpa of LNG that is produced but not already committed to third parties.  The BG and Cheniere Marketing SPAs commence with the start of LNG train one operations and the Gas Natural Fenosa SPA commences with the start of train two operations.   The KOGAS SPA commences with the start of train three operations and the GAIL (India) Ltd. SPA commences with the start of train four operations.  Commencement of construction for the third and fourth LNG trains is subject, but not limited to, entering into an EPC contract, obtaining financing and Cheniere Partners making a final investment decision.  Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.

Target Date
	Milestone	Trains 1 & 2	Trains 3 & 4
▪	DOE export authorization	Received	Received
▪	Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa
	- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
	- Gas Natural Fenosa	3.5 mtpa
	- KOGAS		3.5 mtpa
	- GAIL (India) Ltd.		3.5 mtpa
▪	EPC contract	Complete	4Q12
▪	Financing commitments		1Q13
	- Equity	Received
	- Debt	Received
▪	FERC authorization	Received	Received
	- Certificate to commence construction	Received	2013
▪▪	Commence construction	3Q12	2013
▪	Commence operations	2015/2016	2017/2018

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities  (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, and (v) statements regarding potential financing arrangements.  Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259